Exhibit 10.45

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EXECUTION COPY

May 26, 2010

Mr. John DiDonato

President

New United Motor Manufacturing, Inc.

45500 Fremont Boulevard

Fremont, California 94538-6368

Re: Purchase of NUMMI Property

Dear John:

This letter agreement (“Letter Agreement”) sets forth the terms and conditions under which Tesla Motors, Inc. (“Tesla” or “Buyer”) will purchase and New United Motor Manufacturing, Inc. the owner of the referenced property, or its designee, (“NUMMI” or “Seller”), will sell certain real property (land and improvements thereon) commonly known as the NUMMI manufacturing plant in Fremont, California, as follows:

1.	Real Estate. The land consists of approximately two hundred and seven and three quarters (207.75) gross acres, located at 45500 Fremont Boulevard, in Fremont, California (Alameda County Assessor’s Parcel Number 519-0850-107-04). The exact size of this parcel is subject to verification by survey, but provided that the exact size as verified by survey is at least 95% of the acreage specified above, any difference determined in the actual size shall not result in any adjustment of the Purchase Price as defined below. The land is improved with an auto manufacturing facility in multiple buildings totaling approximately five million four hundred thousand (±5,400,000) square feet. The land and existing buildings, associated structures, electrical power distribution systems, natural gas and water distribution systems, compressed air distribution system, waste water treatment system, building HVAC systems, lighting systems, and fire protection systems, to the extent owned by Seller are referred to as the “Property.” To the extent any of the utility systems are owned by the applicable utility company, and not Seller, Seller will convey its rights to such systems, rather than ownership. To the extent permitted without charge under any license or similar agreement, any associated technical, operating documentation and software for such mechanical equipment shall be provided to Buyer. Except as stated above, no machinery, equipment, other personal property (tangible or intangible) or fixtures are within the scope of this or intended to be sold under this Letter Agreement. Seller’s real property rights related to the Property including entitlements shall be included in the conveyance to the extent those entitlements relate to the Property and conveyance of them is permitted by law. Subject to the authority of governmental agencies having jurisdiction, the parties will make a reasonable allocation for such real property rights covering multiple parcels.

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CONFIDENTIAL – This document was developed at private expense and includes trade secrets and commercial or financial information, or both, that Tesla Motors, Inc. considers privileged, confidential, and exempt from disclosure under the Freedom of Information Act (5 USC § 552(b)).

2.	Purchase Price: Effective Date; Evidence of Capacity.

(a)	Purchase Price. The Purchase Price is U.S. $42,000,000, payable in two installments. To induce Seller to enter into this Letter Agreement, Buyer will pay directly to Seller the first, nonrefundable, installment of $3,000,000 within 5 days of execution of this Letter Agreement, which, notwithstanding anything in this Letter Agreement to the contrary, shall be fully earned upon execution of this Letter Agreement as consideration for Seller entering into this Letter Agreement and affording Buyer the opportunity to perform its due diligence inspections (“Non-refundable Payment’). Seller shall have the right to terminate this Letter Agreement if Buyer fails to make the Non-Refundable Payment within 5 days after execution. Seller shall be entitled to retain the Non-refundable Payment under any and all circumstances and under no circumstances whatsoever shall the Non-refundable Payment be refundable or recoverable by Buyer. The installment of US$39,000,000 shall be paid on Closing (as defined below), but no later than October 1, 2010.

(b)	Effective Date: This Letter Agreement shall become effective on the date that both parties have executed this Letter Agreement (“Effective Date”).

(c)	Evidence of Buyer’s Capacity to Perform.

(i)	Within 15 days after the Effective Date, Buyer shall furnish to Seller as evidence of Buyer’s ability to perform all its obligations under this Letter Agreement and close a then-current statement of projected sources and uses of funds of Buyer through October 1, 2010, certified by Seller’s Chief Financial Officer demonstrating Buyer’s ability to fund this transaction independently from either (1) proceeds of Seller’s proposed initial public offering and/or private placement with Toyota Motor Company, or (2) Buyer’s unrestricted cash on hand. Seller shall have the right to terminate this Letter Agreement if Buyer fails to provide such evidence within 30 days after the Effective Date by notice in writing to Buyer on or prior to the date which is 37 days after the Effective Date.

(ii)	Within 5 days before the end of the Due Diligence Period, Buyer shall furnish to Seller as evidence of Buyer’s continuing ability to perform all its obligations under this Letter Agreement and close a then-current statement of projected sources and uses of funds of Buyer through October 1, 2010, certified by Seller’s Chief Financial Officer demonstrating Buyer’s ability to fund this transaction independently from either (1) proceeds of Seller’s proposed initial public offering and/or private placement with Toyota Motor Company, or (2) Buyer’s unrestricted cash on hand. Seller shall have the right to terminate this Letter Agreement if Buyer fails to provide such evidence within 5 days before the end of the Due Diligence Period by notice in writing to Buyer within 10 days after the end of the Due Diligence Period.

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3.	Due Diligence. Buyer, at Buyer’s sole cost and expense, shall have 38 days from the Effective Date (“Due Diligence Period”) to approve or disapprove the condition of the Property, in its sole discretion, including but not limited to the following items:

(a)	Title: Buyer shall have the right to obtain, review and approve an Owner’s CLTA Standard Coverage Preliminary Title Report and all exceptions to such Preliminary Title Report, including without limitation, any easements or access rights recorded pursuant to Paragraph 4(e). Any extended coverage or title endorsements desired by Buyer will be at Buyer’s expense. Prior to the end of the Due Diligence Period, Buyer shall confirm with the Title Company to Buyer’s sole satisfaction the availability and cost of the form of title insurance policy to be issued at Closing, including endorsements and affirmative coverages.

(b)	Physical Inspection: Buyer shall have the right to conduct such engineering studies and such feasibility and other studies and investigations regarding the condition of the Property as it considers prudent after Buyer has named Seller as an additional insured on a Three Million and No/100 Dollars ($3,000,000.00) combined, single limit, comprehensive general public liability insurance policy issued by a California licensed insurance company.

(c)	Review of Environmental Conditions: Buyer shall have the right to review the environmental conditions of the Property including review of any environmental studies or investigations regarding the condition of the Property, and environmental testing upon Buyer’s reasonable request, which testing shall be subject to the reasonable approval of Seller, conducted by Seller through consultants mutually selected by the parties, and at Buyer’s sole expense.

(d)	Governmental Regulations: Buyer shall have the right to review and approve compliance with all zoning, land use, Americans with Disabilities Act (ADA), California Title 24 and all other governmental regulations, laws, permits and approvals that apply to the Property.

(e)	Books and Records: Buyer shall have the right to review the books and records, including any studies and reports, relating to the ownership and operation of the Property.

Upon notice to Seller prior to the 38th day of the Due Diligence Period, Buyer may extend automatically the Due Diligence Period for an additional 7 days. If and only if, Buyer timely gives that notice, then the Due Diligence Period shall end on the 45th day after the Effective Date.

Buyer shall indemnify and hold Seller, its directors, officers, employees, attorneys, agents and representatives harmless from all liability, including attorney’s fees and costs, arising out of or in connection with any activities conducted by, or on behalf of Buyer, or its officers, employees, agents, representatives of consultants under this paragraph 3. “Liability” and “obligation” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to

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become due, and regardless of when asserted). Buyer shall repair any and all damage which may occur in the course of its due diligence.

Prior to 5pm Pacific Time on the last day of the Due Diligence Period, Buyer shall give written notice to Seller’s President and General Counsel which writing shall state irrevocably and unconditionally, that Buyer wishes to proceed with the transaction. Upon giving that notice Buyer (a) shall be deemed to have waived any and all objections, excuses or defenses based on or related to its ability to finance the purchase of the Property, title conditions, physical condition of the Property or any other matters that were, or with Buyer’s reasonable care could have been discovered by Buyer during the Due Diligence Period, and (b) shall no longer have the right to terminate this Letter Agreement on the basis of any such matters, other than for the failure of the conditions expressly set forth in paragraph 4(a) below. The Buyer’s waiver set forth in this paragraph 3 shall not affect any of the other rights or obligations of the parties under this Letter Agreement. Unless Buyer timely gives that irrevocable and unconditional written notice in strict accordance with this paragraph 3, this Letter Agreement shall terminate automatically, without any requirement of notice by Seller or opportunity for Buyer to cure.

4.	Additional Terms.

(a)

Escrow; Title Transfer; Closing. Closing will occur on or before October 1, 2010, (the “Closing” or “Closing Date”). The parties in the future may agree to extend the Closing Date in writing, upon payment of additional consideration, but in no event to a date later than December 31, 2010. As conditions precedent to closing, Buyer will be reasonably satisfied: (i) that there has been no material adverse change in the Property since the end of the Due Diligence Period; (ii) that the condition of title to the Property shall remain substantially the same as it existed at the end of the Due Diligence Period; and (iii) Seller shall have complied substantially with all of its material obligations to be performed hereunder on or prior to the Closing. The parties shall diligently and in a commercially reasonable manner endeavor to negotiate and execute a trust agreement to carry into effect the provisions of paragraph 4(d) (“Trust Agreement”) on or prior to a date that is thirty-eight (38) days after the Effective Date. Execution of a Trust Agreement prior to Closing is a condition to closing for the benefit of both parties. The above conditions shall be the only conditions precedent to the obligations of Buyer to consummate of the transaction Closing will be through an escrow with First American Title Company (“Title Company”). Upon execution, this Letter Agreement will be deposited with the Title Company, and shall serve as joint escrow instructions. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Letter Agreement; provided, however, that in the event of any conflict between the provisions of this Letter Agreement and any supplementary escrow instructions, the terms of this Letter Agreement shall prevail. Seller and Buyer will apportion all title charges, survey expenses, transfer fees and taxes, documentary stamp taxes, recording fees, escrow fees, and all other expenses due or incurred in connection with the transaction, in accordance with the custom prevailing in the County of Alameda, State of California for the sale of large industrial sites. Real property taxes and the current portion of any

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assessments shall be prorated as of the Closing. Not less than 5 days before closing, (a) Buyer shall deposit with the Title Company in immediately available funds the sum of $39,000,000 plus closing costs and prorations attributable to Buyer and a signed copy of the Trust Agreement, and (b) Seller will deposit a signed and notarized Grant Deed and a signed copy of the Trust Agreement, and in immediately available funds the sum of $15,000,000. Upon closing, Title Company will (a) record and deliver the Grant Deed to Buyer, and issue to Buyer a CLTA Standard Owners Policy (or, provided Buyer has ordered, paid for and obtained all necessary surveys for such policy, an ALTA Owner’s Policy) in the form approved prior to the end of the Due Diligence Period, and a copy of the Trust Agreement signed by the Seller; (b) will disburse to Seller in immediately available funds the sum of $39,000,000 (less closing costs and prorations attributable to the Seller), and a copy of the Trust Agreement signed by the Buyer; and (c) disburse the sum of $15,000,000 to the trustee under the terms of the Trust Agreement. If the transaction does not close before the Closing Date, then Title Company shall return to each party any funds or documents such party deposited into escrow. Title to the Property shall pass upon delivery of the Grant Deed. Seller and Buyer shall each deliver to the other outside of Escrow such additional items as are necessary to consummate the purchase and sale of the Property pursuant to this Letter Agreement.

(b)	Decommissioning Plan; Property Condition and Access.

(i)	Decommissioning Plan. Buyer and Seller acknowledge that Seller is in the process of decommissioning the Property as required by the City of Fremont Fire Department and as more fully described in the Decommissioning Plan dated March 2, 2010, a copy of which has been provided to Buyer. Seller agrees that it will complete the work required pursuant to the Decommissioning Plan and use commercially reasonable efforts to do so by October 1, 2010 at Seller’s sole cost and expense and to meet any lawful requirements of the City of Fremont related to decommissioning.

(ii)	Property Condition; “Where Is / As Is”. Buyer acknowledges that, as a material inducement to the execution and delivery of this Letter Agreement by Seller, Buyer is purchasing the Property in its “as-is, where-is” condition, with all faults. Buyer acknowledges that its purchase of the Property will be based solely upon Buyer’s inspection and investigation of the Property and Buyer is not relying and will not rely on, any representations or warranties of any kind, express or implied, of Seller, its directors, officers, employees, or representatives with respect to any matters related to the Property except the representations as set forth expressly in Representations and Warranties of Seller, below. Buyer acknowledges that its decision to purchase the Property explicitly takes into account and assumes the risk of unknown and undiscovered adverse conditions. Notwithstanding the foregoing, except as expressly set forth in paragraphs 4(b)(i), 4(b)(iii)((2), 4(b)(v), 4(d) and 4(n)(i), Seller shall have no liability to Buyer or any other person under this Letter Agreement or otherwise as a result of any actions or transactions following the Closing.

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CONFIDENTIAL – This document was developed at private expense and includes trade secrets and commercial or financial information, or both, that Tesla Motors, Inc. considers privileged, confidential, and exempt from disclosure under the Freedom of Information Act (5 USC § 552(b)).

(iii)	Property Maintenance Prior to Closing; Removal of Equipment.

(1)	Seller will use commercially reasonable efforts not to unnecessarily damage the Property during the course of the Decommissioning Plan and removal of equipment. Until the Closing Date, and subject to the Decommissioning Plan, Seller will use commercially reasonable efforts to maintain the Property.

(2)	Seller will have the right (but not the obligation except as provided in this paragraph 4(b)(iii)) to remove equipment from the Property but shall not be responsible for filling in any pits or trenches that may remain, and may remove the electrical and mechanical (air, water, etc.) services from removed equipment back to the source. Upon 2 months advance notice which Buyer shall give no later than August 1, 2010 that specific equipment owned by Seller will interfere with Buyer’s Model S manufacturing operations, such equipment will be removed by Seller by December 31, 2010, except as the parties may agree otherwise in writing.

(iv)	Access by Buyer Before Closing. Seller agrees that

(1)	Following the execution of this Letter Agreement and until the Closing Date or earlier termination of this Letter Agreement, upon prior written notice (including the names of individuals proposed to enter) and approval by a person specifically authorized by Seller to grant such approval, which approval shall not be unreasonably withheld, Buyer shall have the right to enter onto the Property, and to observe (but not to object to or interfere with) the work under the Decommissioning Plan. Such rights shall be without charge to Buyer. This right of entry is subject to the following requirements and conditions: (a) No activity undertaken under this right of access shall interfere with the Decommissioning Plan or Seller’s removal of equipment; (b) Seller shall have no liability for any loss or damage of any equipment or material which Buyer may bring onto the Property and Buyer shall indemnify and hold Seller, its directors, officers, employees, agents and representatives harmless from all liability, including attorney’s fees and costs, arising out of or in connection with its exercise of this right of entry; (c) prior to exercising such right of entry Buyer shall obtain and maintain in force insurance determined by Seller in a commercially reasonable manner to be adequate to protect Seller against the risks, and shall name Seller as an additional insured on such policies

(2)

(A) Following the expiration of the Due Diligence Period and until the Closing Date or earlier termination of this Letter Agreement, upon prior written notice (including the names of individuals proposed to enter) and only with the prior written agreement by a person specifically authorized by Seller to grant such approval, which approval shall not be

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unreasonably withheld, Buyer will have nonexclusive access to the Property, subject to the limitations and requirements set forth in the next succeeding provision below, in order to expedite facilities planning.

(B) This right of entry is subject to the following requirements and conditions: (a) No activity undertaken under this right of access shall interfere with the Decommissioning Plan or Seller’s removal of equipment; (b) Buyer shall place or store equipment only at locations specifically designated in writing by Seller in its sole discretion; (c) Buyer shall not, make any alteration or attachment to the Property except with the prior written approval of Seller; (d) Seller shall have no liability for any loss or damage of any equipment or material which Buyer may bring onto the Property and Buyer shall indemnify and hold Seller, its directors, officers, employees, agents and representatives harmless from all liability, including attorney’s fees and costs, arising out of or in connection with its exercise of this right of entry; (e) prior to exercising such right of entry Buyer shall obtain and maintain in force insurance determined by Seller in a commercially reasonable manner to be adequate to protect Seller against the risks, and shall name Seller as an additional insured on such policies (f) upon termination of this Letter Agreement, Buyer shall remove within 30 days after termination all equipment and material it may have placed on the Property, and at its sole cost, shall repair fully any alterations it may have made or damage it may have caused to the Property.

(3)	As an accommodation to Buyer, prior to the expiration of the Due Diligence Period, Buyer shall have a right of access, to bring onto the Property for storage only one press described as a press line being shipped to Buyer from Michigan. This right of access shall be subject to all the provisions of (2) above.

(v)	Access by Seller After Closing. Buyer agrees that after Closing

(1)

Equipment Removal. Seller shall have an irrevocable license to enter onto the Property for the period commencing on the Closing and ending on December 31, 2010, except as the parties may otherwise agree. Upon prior notice (including the names of individuals proposed to enter) and agreement by Buyer, which shall not be unreasonably withheld. The license fee shall be $1.00 for the entire license term. Seller agrees that the license will terminate December 31, 2010, except as the parties may otherwise agree. Under the license, Seller will have the right (but not the obligation) to remove all equipment (not specified as part of the Property) but shall not be responsible for filling in any pits or trenches that may

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remain, and may remove the electrical and mechanical (air, water, etc.) services from removed equipment back to the source. Seller shall not, in any event, make any alteration or attachment to the Property except with the prior written approval of Buyer. Buyer shall have no liability for any loss or damage of any equipment or material which Seller may bring onto the Property. Seller shall indemnify and hold Buyer, its directors, officers, employees, agents and representatives harmless from all liability, including attorney’s fees and costs, arising out of or in connection with its exercise of this right of entry. Prior to exercising such entry Seller shall obtain and maintain in force insurance determined by Buyer in a commercially reasonable manner to be adequate to protect Buyer against the risks, and shall name Buyer as an additional insured on such policies. Upon termination of this right of access, Seller shall remove within 30 days all equipment and material it may have placed on the Property in connection with this right of entry, and at its sole cost, shall repair fully any alterations it may have made or damage it may have caused to the Property.

(2)	Environmental Remediation. Seller shall have an irrevocable license to enter onto the Property for the period commencing on the Closing and ending on the tenth anniversary of the Closing, as may be necessary for it to perform its obligations and to exercise its rights under paragraph 4(d), upon prior notice (including the names of individuals proposed to enter) and agreement by Buyer, which shall not be unreasonably withheld. Buyer shall have no liability for any loss or damage of any equipment or material which Seller may bring onto the Property. Seller shall indemnify and hold Buyer, its directors, officers, employees, agents and representatives harmless from all liability, including attorney’s fees and costs, arising out of or in connection with its exercise of this right of entry. Prior to exercising such entry Seller shall obtain and maintain in force insurance determined by Buyer in a commercially reasonable manner to be adequate to protect Buyer against the risks, and shall name Buyer as an additional insured on such policies.

(c)	Operating Permits. Seller will transfer to Buyer any licenses and operating permits which are allowed to be transferred under the law and do not otherwise have value as an asset. In the case of operating permits that have asset value, inclusive of VOC credits, Seller will sell to Buyer sufficient credits to support the manufacture of at least 100,000 vehicles per year or 25% of existing inventory at a price to be reasonably negotiated by the parties, or at fair market value as reasonably agreed by the parties. In addition, Seller grants to Buyer for 12 months after Closing, a right of first offer on additional inventory of credits (up to an aggregate of 50% of existing inventory). Buyer will respond within two business days of a notice of a Seller proposal to sell or pending transaction.

(d)	Environmental Conditions.

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(i)	Responsibility for Environmental Conditions Caused After Closing: Buyer shall be fully responsible for all remediation and any other costs incurred in connection with environmental conditions associated with the Property, except for Pre-Existing Environmental Conditions. Any known or unknown environmental condition that exists as of the Closing Date is a “Pre Existing Environmental Condition.”

(ii)	Responsibility for Pre-Existing Environmental Conditions:

(1)	Security. Prior to or on the Closing Date, Seller shall secure or collateralize its obligations with respect to Pre-Existing Environmental Conditions in the amount of $15 million (the “Security”). The Security shall be a $15 million cash escrow under an escrow agreement approved by Buyer, a clean, irrevocable stand-by letter of credit in favor of the trustee under the Trust Agreement in the amount of $15 million on terms and issued by a bank acceptable to Buyer; purchase of environmental remediation and liability insurance covering the applicable liability, or arrangements providing a similar protection to Buyer as mutually agreed by the parties. Seller may draw against this Security in order solely to pay for governmentally-required action relating to Pre-Existing Environmental Conditions. After provision of the initial $15 million Security, Seller shall have no further obligation to provide any additional funds under this Letter Agreement or the Trust Agreement on account of Pre-Existing Environmental Conditions.

(2)

First Four Years. If during the first four years following the Closing, a governmental agency requires any investigation, remediation or removal action related to a Pre-Existing Environmental Condition, Seller will take appropriate action to comply with such requirements, and will be responsible for complying with and paying the costs of complying with such requirements during such period, provided that, to the extent permitted by law, Buyer (1) provides at least 3 (three) days written notice to Seller before initiating any communication with any governmental entity or any other person or entity (except for Buyer’s attorneys and consultants) concerning any Pre-Existing Environmental Condition; (2) allows Seller to control all such communications. Seller shall keep Buyer informed and provide copies of correspondence Seller has with governmental entities concerning Pre-Existing Environmental Conditions. Buyer shall provide to Seller, without charge, such access as is necessary to comply with governmentally-required actions concerning Pre-Existing Environmental Conditions. Seller will comply with such requirements in a manner than will not delay or otherwise have a material impact on Buyer’s operations. Buyer’s failure to materially comply with the requirements of this paragraph 4(d)(ii)(2) shall, with respect to the Pre-Existing Environmental Condition that is the subject of such failure,

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relieve Seller of any responsibility for such condition to the extent of the costs attributable to such failure and Buyer shall indemnify and hold Seller, its directors, officers, employees, agents and representatives harmless from all liability, including attorney’s fees, costs, fines and penalties, arising out of or in connection with any third party claim against Seller arising out of Buyer’s failure to comply with its obligations under this paragraph 4(d)(ii)(2). Seller shall provide to Buyer an accounting of all amounts it expends to address Pre-Existing Environmental Conditions on a quarterly basis following the Closing. Buyer shall notify Seller in writing of any objections it has with respect to such expenditures within 10 (ten) days following receipt of each accounting from Seller. In the event Buyer and Seller are unable to resolve any such objections within 45 days of Seller’s receipt of Buyer’s written objections, Seller and Buyer shall submit such dispute to binding arbitration before a single arbitrator pursuant to the rules for commercial arbitration of the American Arbitration Association. In the event Seller spends $15 million to take governmentally-required action to address Pre-Existing Environmental Conditions prior to the fourth anniversary date of the Closing, Buyer shall, after notice by Seller, be responsible for any further expenditures required thereafter to perform such governmentally-required actions to address Pre-Existing Environmental Conditions (“Early Expenditures”), up to a total of $15 million. Buyer shall provide to Seller an accounting of all amounts it expends to address Pre-Existing Environmental Conditions on a quarterly basis following the exhaustion of the $15 million deposited to the Security by Seller. Seller shall notify Buyer in writing of any objections it has with respect to such expenditures within 10 (ten) days following receipt of each accounting from Buyer. In the event Buyer and Seller are unable to resolve any such objections within 45 days of Buyer’s receipt of Seller’s written objections Seller and Buyer shall submit such dispute to binding arbitration before a single arbitrator pursuant to the rules for commercial arbitration of the American Arbitration Association.

(3)	On and After Fourth Anniversary Date.

A.

On the fourth anniversary date of the Closing, Buyer shall pay or add to the Security a sum equal to (a) the amounts expended by Seller pursuant to paragraph 4(d)(ii)(2) up to $15 million, less (b) any Early Expenditure made by Buyer (the “Repayment”). The Repayment shall become part of the Security and used for the purposes specified for the Security. In the event that Buyer does not make the Repayment on the fourth anniversary date of the Closing, Seller shall be entitled to any remaining Security, provided that Seller gives Buyer written notice that Buyer has 7 (seven) days to cure the failure to make the Repayment and Buyer fails to cure within such 7 day period. In addition, in the

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event Buyer fails to make the Repayment, Buyer shall be responsible for all environmental conditions relating to the Property and Buyer shall indemnify and hold Seller, its directors, officers, employees, agents and representatives harmless from all liability, including attorney’s fees, costs, fines and penalties, arising out of or in connection with any claim against Seller for such conditions.

B.	The funds in the Security, which will be up to $15 million after the Repayment, will be available in order solely to pay for governmentally-required action relating to Pre-Existing Environmental Conditions, as set forth in paragraph 4(d)(ii)(3).

C.	From and after the fourth anniversary date of the Closing, Buyer shall be responsible for complying with and paying the costs of complying with any governmentally-required action in connection with the Pre-Existing Environmental Conditions, up to $15 million (less the amount of the Early Expenditures and the Repayment)(the “Buyer Obligation”). Buyer shall provide to Seller an accounting of all amounts it expends to address Pre-Existing Environmental Conditions on a quarterly basis. Seller shall notify Buyer in writing of any objections it has with respect to such expenditures within 10 (ten) days following receipt of each accounting from Buyer. In the event Buyer and Seller are unable to resolve any such objections within 45 days of Buyer’s receipt of Seller’s written objections, Seller and Buyer shall submit such dispute to binding arbitration before a single arbitrator pursuant to the rules for commercial arbitration of the American Arbitration Association.

D.

From and after the fourth anniversary date of the Closing, in the event that Buyer’s cash reserves fall below $75 million and subject to any lawful requirement for approval by the U.S. Department of Energy, which approval Buyer shall use commercially reasonable efforts to obtain, Seller or its designee may require that Buyer secure the Buyer Obligation. This security shall be in the amount of the Buyer Obligation, less any expenditures properly made by Buyer in connection with any governmentally-required action in connection with the Pre-Existing Environmental Conditions required by paragraph 4(d)(ii)(3)(C), in the form of a cash escrow under an escrow agreement approved by Seller or its designee, a clean, irrevocable stand-by letter of credit in favor of the trustee under the Trust Agreement in the amount of the Buyer Obligation, less any expenditures properly made by Buyer in connection with any governmentally-required action in connection

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with the Pre-Existing Environmental Conditions required by paragraph 4(d)(ii)(3)(C), on terms and issued by a bank acceptable to Seller; purchase of environmental remediation and liability insurance covering the applicable liability, or arrangements providing a similar protection to Seller or its designee as mutually agreed by the parties. Buyer may use such funds solely to comply with governmentally-required actions concerning Pre-Existing Environmental Conditions.

E.	In the event that Buyer is unable to meet the conditions set forth in paragraph 4(d)(ii)(3)C and D, Seller may, but shall not be required to, manage all aspects of any governmentally-required actions concerning Pre-Existing Environmental Conditions.

F.	Buyer shall keep adequate books and records with respect to actions it takes, and expenditures of funds shall be subject to audit by Seller, and replenishment by Buyer if used for any other purpose. In the event Buyer spends a total of $15 million of its own funds (including the Early Expenditures and the Repayment required above), and funds remain in the Security, Buyer may draw against funds remaining in the Security to comply with governmentally-required actions concerning Pre-Existing Environmental Conditions.

(4)	Tenth Anniversary Date: From and after the earliest to occur of (a) the tenth anniversary date of the Closing, or (b) when the Security is exhausted in its entirety pursuant to this paragraph 4(d), or (c) when the $15 million initially provided to the Security by Seller is depleted pursuant to this paragraph 4(d), then Seller’s liability under this paragraph 4(d) or otherwise to Buyer with respect to Pre-Existing Environmental Conditions shall cease, and Buyer shall be responsible for all environmental conditions relating to the Property and may draw upon the Security to the extent available under the terms of this Letter Agreement, and Buyer shall indemnify and hold Seller, its directors, officers, employees, agents and representatives harmless from all liability, including attorney’s fees, costs, fines and penalties, arising out of or in connection with any claim against Seller for such conditions. Provided, however, that until the tenth anniversary date of the Closing the Seller shall remain obligated to perform such actions, if any, as may be required under the Trust Agreement referred to in paragraph 4(d)(ii)(1). In the event that, on the tenth anniversary date, any funds remain in the Security, Seller shall be entitled to such funds.

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(e)	Easements, Access; Future Development. Buyer agrees that prior to the end of the Due Diligence Period Seller shall have the right to record against Parcels 1, 2 and 3 appropriate mutually satisfactory instruments that will assure that, after Closing

(1)	Seller will have all easements, access and other similar rights to and over the Property for the benefit of adjacent parcels currently owned by Seller and commonly known as Parcels 1 and 3 that are needed to gain full value at sale of those properties, including without limitation all vehicular, emergency vehicle, utility (including drinking water, wastewater, storm water, gas, electric, video, audio and telephone cable and other services) and pedestrian easements and access rights, and use of the existing frontage road necessary to maximize the development of Parcels 1 and 3.

(2)	The owners of each of the affected parcels will appropriately maintain and share the cost of maintaining any commonly used easements (such as the frontage road) to City of Fremont standards.

(3)	Such instruments will include appropriate easements over Parcel 2 in favor of Parcels 1 and 3 for the purpose of Seller obtaining full value at sale of those Parcels.

(4)	Such instruments will include appropriate easements over Parcels 1 and 3 in favor of Parcel 2 to allow the continued use of Parcel 2 for automobile manufacturing.

(5)	No instruments will unreasonably restrict or interfere with use of Parcels 1 and 3 in a manner that would interfere with Seller obtaining full value at sale of those Parcels, or with the continued use of Parcel 2 for automobile manufacturing.

(6)	The owner or owners of Parcels 1 and 3 will give notice to the owner of Parcel 2 before proceeding with the development of Parcels 1 and 3 with mixed-use projects.

(7)	Each current or future owner of Parcel 2 agrees it shall execute and record such supplementary or clarifying instruments as may be determined after the Closing to be beneficial or necessary for the development of Parcels 1 and 3, provided that such supplementary or clarifying instruments do not unreasonably interfere with the use of Parcel 2 for automobile manufacturing. Each current or future owner of Parcels 1 and 3 agrees it shall execute and record such supplementary or clarifying instruments as may be determined after the Closing to be beneficial or necessary to allow the continued use of Parcel 2 for automobile manufacturing, provided that such supplementary or clarifying instruments do not unreasonably interfere with Seller obtaining full value at sale of Parcels 1 and 3.

(f)	Agreement With City; Use Of Adjacent Properties. Buyer acknowledges that the City of Fremont and Seller may enter into an agreement regarding the anticipated uses of the

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land commonly known as Parcels 1 and 3 of the NUMMI site. Buyer will reasonably cooperate with and support Seller to obtain such an agreement, and Buyer will not object to, or support others to object to, the development of Parcels 1 and 3 with mixed-use projects.

(g)	Commissions. Seller will be responsible for all commissions that may be payable to brokers it has retained. Buyer has not retained any brokers for this transaction.

(h)	Contract. This Letter Agreement (and all other agreements or documents specifically contemplated by this Letter Agreement) are the entire agreement between the parties respecting the sale by Seller and the Purchase by Buyer of the Property and supersedes all prior understandings or agreements between the parties hereto respecting such matters. This Letter Agreement may only be modified by a writing signed by duly authorized representatives of each party.

(i)	Binding Agreement. This Letter Agreement is intended to be a binding agreement. The mutual non-disclosure agreement between Buyer and Seller and dated May 17, 2010 will remain in effect and binding on Buyer and Seller. California law will apply to and govern the interpretation of this Letter Agreement.

(j)	Remedies; No Recording. Each party shall have all remedies available at law or in equity in the event of default of the other party, provided that neither party shall have any liability for consequential, special, incidental or punitive damages under this Letter Agreement. Both parties waive a trial by jury as to all matters related to this Letter Agreement. Neither this Letter Agreement or any memorandum (or short form of either), or any other instrument affecting the Property may be recorded by Buyer, except in connection with the actual filing of an action seeking to compel specific performance. The parties agree that failure of a party to perform any of the provisions of this Letter Agreement in accordance with their specific terms or otherwise to breach the Letter Agreement would cause irreparable damage. Accordingly the parties agree that in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each party shall be entitled to compel specific performance of the other party’s obligations under this Letter Agreement. The parties agree that monetary damages would not be adequate compensation for any such nonperformance or breach and therefore each waives in any action for specific performance the defense that a remedy at law would be adequate.

(k)

Sophistication of Buyer; Representation by Counsel. Buyer acknowledges that it is a sophisticated commercial party, advised by legal and financial professionals, and that the terms of the transactions contemplated by this Letter Agreement have been negotiated on a good faith, arm's length basis. Buyer acknowledges that it has been advised in this transaction by counsel of its own choice, and has had the opportunity to consult with such counsel fully regarding the terms and conditions of this Letter Agreement, and the legal consequences of entering into it. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Letter Agreement with the intent to hinder, delay or defraud either

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present or future creditors of the buyer. Buyer further acknowledges that it will receive at least reasonably equivalent value in exchange for all payments and other consideration and all other transfers contemplated by this Letter Agreement. Buyer further acknowledges that it is not an “insider” of the Seller as such term is defined and understood under Title 11 of the United States Code and applicable state law

(l)	Financial Capacity. The Buyer has, and shall have on the Effective Date and on the Closing Date, sufficient immediately available funds to pay the Non-refundable Payment, the Purchase Price, and all Closing costs, and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Letter Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby. Immediately after giving effect to the transactions contemplated by this Letter Agreement, the Buyer will be Solvent. As used herein, “Solvent” means, as of any date of determination, (a) the amount of the fair saleable value of the assets of such person will, as of such date, exceed the value of all existing and probable liabilities of such person, including contingent and other liabilities, as of such date, as such debts become absolute and matured, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

(m)	Acknowledgement of Seller Winding Up. Buyer acknowledges that Seller is in the process of winding-up its affairs and, subsequent to the Closing, Seller as promptly as possible will dissolve and cease to exist. Seller will have no further business or commercial operations, and will have no continuing legal obligations, other than as may be required (a) under paragraphs 4(b)(i), 4(b)(iii)((2), 4(b)(v), 4(d) and 4(n)(i) of this Letter Agreement, and (b) in connection with the winding-up of Seller's affairs, including establishing the Security. Seller agrees that nothing in this Letter Agreement shall in anyway require Seller to delay or take any actions in connection with the winding-up of its affairs and its dissolution, and Seller will in no way take any action or make any claims to interfere or delay such winding-up and dissolution of Seller. Notwithstanding anything contained herein, Buyer further acknowledges that subsequent to the Closing Date, Seller, and its directors, officers, employees, and legal and financial advisors will have no further obligations whatsoever in connection with this Letter Agreement and the transactions contemplated hereby, other than as may be required (a) under paragraphs 4(b)(i), 4(b)(iii)((2), 4(b)(v), 4(d) and 4(n)(i) of this Letter Agreement,. Buyer agrees to assist Seller with its wind-up and dissolution as Seller may reasonably request from time to time following the Closing. Buyer further agrees that, after the Closing and for a period of 18 months thereafter, Buyer shall grant reasonable access to Seller and its successors (and their respective Affiliates and representatives) to the books and records of Buyer as they relate to the Property and the transactions contemplated hereby, including making extracts and copies of such books and records as reasonably requested. Any such access shall be granted during regular business hours upon reasonable advance notice and shall be subject to restrictions under applicable law.

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(n)	Representations and Warranties.

(i)	Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(1)	Leases. There are no leases (or other real property agreements regarding use or occupancy) of space in the Property which will be in force on the Closing Date and under which Seller is the landlord which would have a material adverse effect on the Property.

(2)	Litigation. There is no pending (and Seller has not received any written notice of any threatened) action, litigation, arbitration, mediation, condemnation or other proceeding (collectively, “Proceedings”) involving any portion of the Property and Seller is not aware of any Proceeding involving any portion of the Property (other than routine slip and fall claims covered by insurance) that has previously been settled or otherwise concluded and Seller has no knowledge of any contemplated condemnation or existing or contemplated special assessment affecting any portion of the Property any of which would have a material adverse effect on the Property.

(3)	Compliance. Other than environmental related notices, Seller has received no written notice (and it has no knowledge) to the effect that the Property is not in compliance with applicable laws and ordinances or that there has been or may be an investigation of the Property by any governmental authority having jurisdiction over the Property which would have a material adverse effect on the Property.

(4)	Service Agreements. Seller has not entered into any service agreements, equipment leasing contracts or other contracts relating to the Property which will be in force after the Closing which would have a material adverse effect on the Property.

(5)	Due Authorization. This Letter Agreement is and on the Closing Date will be (subject to any requirements under applicable corporate law) duly authorized, executed and delivered by and binding upon Seller.

Consents and Permissions. At Closing Seller will have obtained all consents and permissions related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, or applicable laws, except those which would not have a material adverse effect on the Property. Neither this Letter Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, does now or shall hereafter breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable

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law affecting or relating to Seller or the Property, except those which would not have a material adverse effect on the Property. Seller will remove prior to Closing any monetary encumbrances on the Property and any liens held by any direct or indirect owner of Seller.

Except as set forth in this paragraph 4(n)(i), none of Seller, its affiliates or any of their respective officers, directors, members, managers, stockholders, employees or representatives make or have made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, its affiliates, or their assets and liabilities including the property, including with respect to merchantability or fitness for any particular purpose and none of Seller, its successors affiliates, or any of their respective officers, directors, members, managers, stockholders, employees or representatives will have or be subject to any liability or indemnification obligation to Buyer or to any other person resulting from the sale of the Property to Buyer, its affiliates or representatives, for Buyer’s use of, any information, documents or material made available to Buyer, whether orally or in writing, responses to questions submitted on behalf of Buyer or in any other form in expectation of the transaction contemplated by this agreement. Any such other representation or warranty is hereby expressly disclaimed.

(6)	Seller’s representations and warranties contained in this paragraph 4(n)(i) shall survive the Closing for a period of 9 months (“Survival Period”), and any claim for breach of any representation or warranty of Seller set forth in this paragraph 4(n)(i) will be forever barred unless Buyer gives Seller specific written notice of such claim within the Survival Period. After the expiration of the Survival Period, after Closing Buyer shall not have recourse against or bring any action, suit or proceeding against Seller, its officers, directors, employees, agents, representatives or advisors of the Seller seeking a judgment for any of such alleged breaches.

(ii)	Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller:

(1)	Due Authorization. This Letter Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are, and on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Buyer;

(2)	Existence and Good Standing. Buyer is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware; and Buyer is duly authorized and qualified to do all things required of it under this Letter Agreement; and

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(3)	Consents and Permissions. Buyer has the capacity and authority to enter into this Letter Agreement and consummate the transactions herein provided without the consent or joinder of any other party. Neither this Letter Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, does now or shall hereafter breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable law affecting or relating to Buyer, except those which would not have a material adverse effect on the ability of Buyer to perform its obligations under this Letter Agreement or to consummate this transaction.

Buyer’s representations and warranties contained in this paragraph 4(n)(ii) shall survive the Closing for a period of 12 months, and any claim for breach of any representation or warranty of Seller set forth in this paragraph 4(n)(ii) will be forever barred unless Seller gives Buyer specific written notice of such claim within such 12 month period.

(o)	Waivers; Relinquishment of Unknown Claims. Except for Seller’s obligations explicitly provided in the representations and warranties above, with respect to all waivers above, the Buyer acknowledges that it is familiar with the provisions of Section 1542 of the California Civil Code as set forth below and expressly waive, give up and relinquish any rights or benefits they have or may have under Section 1542, as well as under any other state or federal statute or common law or principle of similar effect. California Civil Code Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Buyer acknowledges that it may hereafter discover facts different from, or in addition to, those that it now knows or believes to be true with respect to claims, demands, debts, liabilities, transactions, obligations and causes of action relating to the this transaction. Buyer nevertheless acknowledges that this Letter Agreement has been negotiated and agreed upon in light of this realization and, being fully aware of the situation, hereby expressly agrees that the releases contained herein shall be given full force and effect even as to unknown and unsuspected claims, demands, and causes of action, if any.

(p)

Notices. Any and all notices or other communications required or permitted to be given under this Agreement, or by law, shall be in writing and either (i) personally delivered, (ii) sent by United States mail, registered or certified, or express mail, postage prepaid, return receipt requested, or (iii) sent by Federal Express or other nationally recognized

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overnight courier service that provides receipted delivery service, delivery charges prepaid, return receipt requested, addressed to the following addresses:

If to Seller:	New United Motor Manufacturing, Inc. 45500 Fremont Boulevard Fremont, California 94538-6368 Attention: President Attention: General Counsel

If to Buyer:	Tesla Motors, Inc. 3500 Deer Creek Road Palo Alto, CA 94304-1317 Attention: Legal Dept.

Notice shall be deemed to have been given upon the date of delivery (or the date of refusal to accept delivery, as the case may be) or at such other address as either party may from time to time specify in writing to the other in the manner aforesaid. Either party may change the address and persons to whom notice is to be sent to it under this Letter Agreement by giving notice to the other party in the manner provided above in this paragraph (q).

(q)	Termination. If for any reason the Closing does not occur by December 31, 2010 this Letter Agreement shall terminate automatically, unless the parties agree otherwise in writing.

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If the foregoing terms are acceptable, please countersign one copy of this Letter Agreement and return to Buyer.

Sincerely, Tesla Motors, Inc.

By:	/s/ Elon Musk
Elon Musk Chief Executive Officer

ACCEPTED AND AGREED TO AS OF MAY 26, 2010 New United Motor Manufacturing, Inc.

By:	/s/ John C.D. DiDonato

Printed:

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